Exhibit 3.1

STATE OF DELAWARE

Certificate of Formation

of

iCap Vault 1, LLC

This Certificate of Formation of iCap Vault 1, LLC (the “Company”), dated as of July 27 2018, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.).

FIRST: The name of the limited liability company formed hereby is iCap Vault 1, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road Tatnal Building #104, Wilmington, DE 19810, New Castle County.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporate Creations Network Inc., 3411 Silverside Road Tatnal Building #104, Wilmington, DE 19810, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Chris Christensen
Chris Christensen
Authorized Person